Exhibit 10.1

CLOUD PEAK ENERGY INC.
2013 ANNUAL INCENTIVE PLAN

January 1, 2013

SECTION 1

PURPOSE

SECTION 1.1    Purpose.    This 2013 Annual Incentive Plan (the “Plan”), effective as of January 1, 2013 (the “Effective Date”), is established by Cloud Peak Energy Inc., a Delaware corporation (the “Company”), to create incentives and rewards that are designed to motivate Participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success. Toward these objectives, the Plan permits the grant of Awards subject to the conditions set forth in the Plan.

SECTION 2

DEFINITIONS

For purposes of this Plan, terms not otherwise defined in the Plan shall be defined as set forth below:

SECTION 2.1    “Award” means a conditional right to receive annual cash incentive compensation granted under the Plan to an Employee by the Plan Administrator for a calendar year pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Plan Administrator may establish.

SECTION 2.2    “Board” means the Company’s Board of Directors.

SECTION 2.3    “Cause” shall have the same meaning as such term within a Participant’s written employment, severance or other similar individual agreement. In the event that there is no such existing agreement between the Participant and the Company or such an agreement does not define the term “Cause,” the term “Cause” shall mean the Participant’s: (i) any indictment for, conviction of, or plea of guilty or nolo contendere to (x) any felony (except for vehicular-related felonies, other than a felony DUI, manslaughter or homicide) or (y) any crime (whether or not a felony) involving dishonesty, fraud, or breach of fiduciary duty; (ii) willful misconduct in connection with the performance of services to the Company or any subsidiary; (iii) any breach of the Company’s written policies other than an inadvertent breach that is promptly remedied by the Participant; (iv) ongoing failure or refusal after written notice, other than by reason of Disability or ill health, to faithfully and diligently perform the usual and customary duties of his or her employment; (v) failure or refusal after written notice to comply with the reasonable written policies, standards and regulations of the Company which, from time to time, may be established and disseminated; or (vi) a material breach by the Participant of any terms related to his or her employment or service to the Company or any subsidiary in any applicable agreement.

SECTION 2.4    “Change in Control” shall have the same meaning as such term in the Company’s then-current long term incentive plan. For purposes of clarity on the Effective Date, Appendix A to this Plan provides the Change in Control definition that is found in Cloud Peak Energy Inc. 2009 Long Term Incentive Plan, as amended, as of the Effective Date.

SECTION 2.5    “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

SECTION 2.6    “Committee” means a committee of two or more directors designated by the Board to administer this Plan; provided, however, that unless otherwise determined by the Board, the Committee shall consist solely of two or more directors, each of whom shall be an “outside director” within the meaning of Treasury Regulation §1.162-27 under section 162(m) of the Code, except to the extent administration of this Plan by “outside directors” is not then required in order to qualify for tax deductibility under section 162(m) of the Code.

SECTION 2.7    “Covered Employee” means an Employee who is a Covered Employee as specified in Section 6 of this Plan.

SECTION 2.8    “Disability” means permanent disability, as provided in the Company’s then-current long-term disability plan. If no such plan is in place at the time that a determination of a Disability is needed, a Participant shall be deemed to have incurred a “Disability” if he or she is unable to is unable to perform his or her duties for the Company as a result of illness or mental or physical injury for a period of at least 180 consecutive days.

SECTION 2.9    “Employee” means any employee (including, without limitation, officers and directors who are also employees) of the Company or a subsidiary or affiliated entity, who provides services to the Company or any subsidiary or affiliated entity thereof.

SECTION 2.10    “Participant” means each Employee who receives an Award under the Plan for a specified calendar year.

SECTION 2.11    “Plan Administrator” means: (i) for purposes of administering the Plan generally, and for administering all Awards granted to a Covered Employee, the Committee; (ii) for purposes of administering Awards granted to Employees other than a Covered Employee, the Chief Executive Officer of the Company (the “CEO”); and (iii) to the extent that the Board elects to administer any aspect of the Plan, the Board. References to the Plan Administrator in this Plan will refer to the Committee, the CEO, or the Board, as applicable, as consistent with the context in which it used herein.

SECTION 2.12    “Retirement” means (i) the normal retirement of a Participant at or after age 65, or (ii) early retirement at or after age 55 with at least 10 years of service with the Company or any subsidiary or affiliated entity thereof.

SECTION 2.13    “Senior Officer” means the Company’s then-current Chief Executive Officer, Chief Financial Officer or General Counsel.

SECTION 3

ADMINISTRATION

SECTION 3.1    Plan Administrator.    The Plan Administrator shall have the authority, in its sole and absolute discretion, to delegate its duties and functions under the Plan to such agents as it may appoint from time to time to the extent that such an appointment does not conflict or violate any Company policies, provided the Plan Administrator may not delegate its duties where such delegation would violate state corporate law or with respect to making Awards to, or otherwise with respect to Awards granted to, individuals who are Covered Employees receiving Awards that are intended to constitute “performance-based compensation” within the meaning of section 162(m) of the Code, unless the Plan Administrator has determined that it is no longer appropriate or necessary for the Award in question to constitute “performance-based compensation” within the meaning of section 162(m) of the Code.

SECTION 3.2    Powers of the Plan Administrator.    Subject to Section 3.3, the Plan Administrator shall have complete authority and power to interpret the Plan, select Employees and other individuals to be granted Awards, select performance measures and performance goals, determine a Participant’s right to an Award and the amount of the Award, determine the time or times when Awards will be made, determine the form of an Award and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, and take all other actions necessary or desirable for the administration of the Plan including, but not limited to, prescribing, amending and rescinding rules relating to administration of the Plan. All actions of the Plan Administrator shall be final and binding upon all Participants.

SECTION 3.3    Determination of Company Performance.    Notwithstanding anything to the contrary herein, with respect to all Participants, the Board or Committee shall be solely responsible for determining the extent to which any performance goals tied to the performance of the Company as a whole have been met. This Section 3.3 is not intended to limit the ability of the Plan Administrator to grant Awards of which are tied to performance goals of specified subsidiaries or business or geographical units of the Company.

SECTION 4

PARTICIPANTS AND ELIGIBILTY

The Plan Administrator shall determine and designate the individuals that will be Participants for any given calendar year. The grant of any Award hereunder shall not create a claim for any future Awards.

SECTION 5

AWARD DETERMINATION

SECTION 5.1    Establishment of Awards.    For each calendar year, the Plan Administrator shall determine the Participants in the Plan who will receive Awards, shall select one or more performance measures (which may be Company or personal measures), and shall establish the performance goals with respect to each selected performance measure. The Plan Administrator shall establish the Award opportunities and other terms of the Award to be made to each Participant; provided, however, that the maximum Award settlement that any Covered Employee may receive for any given calendar year is $10,000,000. The selected performance measures and goals may be different for different Participants.

SECTION 5.2    Adjustments in Performance Goals.    Subject to Section 6 with respect to Awards to Covered Employees, the Plan Administrator may adjust the performance goals established for a particular calendar year to account for extraordinary events which may affect the determination of performance, in order to avoid distortions in the operation of the Plan. Such events may include, without limitation, special charges and other extraordinary items or significant acquisitions or divestitures.

SECTION 5.3    Determination of Awards Earned.    Subject to Section 3.3, after the end of the calendar year, the Plan Administrator shall determine the extent to which the applicable performance goals have been satisfied and the amount, if any, payable to the Participant pursuant to his or her Award by reason of such performance. The Plan Administrator may, at its discretion, increase, decrease or eliminate the Award for a Participant based on its assessment of the Participant’s individual performance, subject to Section 6 with respect to Awards to Covered Employees.

SECTION 5.4    Termination of Employment.    The Plan Administrator shall have full authority in its discretion to determine whether an Employee whose employment terminates for any reason other than for Cause during a calendar year shall receive any payment pursuant to an Award for that calendar year and, if so, the amount of such payment; provided, that, with respect to Awards to Covered Employees that are intended to constitute “performance-based compensation” within the meaning of section 162(m) of the Code, the Plan Administrator shall not take any action in this regard that would cause any such Award to fail to so qualify, unless the Plan Administrator has determined that it is no longer appropriate or necessary for the Award in question to constitute “performance-based compensation” within the meaning of section 162(m) of the Code. Employees who are terminated for Cause will not be eligible to receive any portion of an Award payment.

SECTION 5.5    Change in Control.    The Plan Administrator shall have full authority to determine the treatment of any Award upon a Change in Control, which may vary among individuals.

SECTION 6

AWARDS TO COVERED EMPLOYEES

SECTION 6.1    Awards Granted to Designated Covered Employees.    If the Plan Administrator determines that an Award to be granted to an Employee who is designated by the Plan Administrator as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of section 162(m) of the Code, such Award shall be subject to the terms set forth in this Section 6, notwithstanding any contrary term otherwise provided in this Plan; provided, however, that nothing in this Section 6 shall be interpreted as preventing the Plan Administrator from granting Awards to Covered Employees that are not intended to constitute “performance-based compensation” within the meaning of section 162(m) of the Code.

SECTION 6.2    Performance Goals Generally.    The performance goals for Awards subject to this Section 6 shall consist of one or more business criteria or individual performance criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Plan Administrator consistent with this Section 6.2. Performance goals shall be objective and shall otherwise meet the requirements of section 162(m) of the Code and regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Plan Administrator result in the achievement of performance goals being “substantially uncertain” at the time the Plan Administrator actually establishes the performance goal or goals. The Plan Administrator may determine that such Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to the payment of such Awards. Performance goals may differ for Awards granted to any one Participant or to different Participants. In establishing or adjusting a performance goal, the Plan Administrator may exclude the impact of any of the following events or occurrences which the Plan Administrator determines should appropriately be excluded: (i) any amounts accrued by the Company or its subsidiaries pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (ii) any discretionary or matching contributions made to a savings and deferred profit-sharing plan or deferred compensation plan for the fiscal year; (iii) asset write-downs; (iv) litigation, claims, judgments or settlements; (v) the effect of changes in tax law or other such laws or regulations affecting reported results; (vi) accruals for reorganization and restructuring programs; (vii) any extraordinary, unusual or nonrecurring items as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time; (viii) any change in accounting principle as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (ix) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (x) goodwill impairment charges; (xi) operating results for any business acquired during a specified calendar year; (xii) third party expenses associated with any acquisition by the Company or any subsidiary; (xiii) items that the Board has determined do not represent core operations of the Company, specifically including, but not limited to, interest expenses, taxes, depreciation and depletion, amortization and accretion charges; (xiv) marked-to-market adjustments for financial instruments; (xv) impairment to assets; and (xvi) any other extraordinary events or occurrences identified by the Plan Administrator, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to shareholders for the applicable year.

SECTION 6.3    Business Criteria.    One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or business or geographical units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used by the Plan Administrator in establishing performance goals for Awards that are subject to this Section 6: (i) stock price, (ii) earnings per share (diluted or basic), (iii) operating income, (iv) return on equity or assets, (v) cash flow, (vi) earnings before interest, taxes, depreciation and amortization (“EBITDA”), (vii) adjusted EBITDA, (viii) overall revenue or sales growth, (ix) expense reduction or management, (x) market share, (xi) total shareholder return, (xii) return on investment, (xiii) earnings before interest and taxes (“EBIT”), (xiv) net income, (xv) return on net assets, (xvi) economic value added, (xvii) shareholder value added, (xviii) cash flow return on investment, (xix) net operating profit, (xx) net operating profit after tax, (xxi) return on capital, (xxii) return on invested capital, (xxiii) cost per ton or cost per unit, (xxiv) total material moved, (xxv) tons shipped, (xxvi) tire life improvement, (xxvii) increased truck, dragline or shovel overall equipment effectiveness (“OEE”), (xxviii) effective equipment utilization, (xxix) achievement of savings from business improvement projects, (xxx) capital project deliverables, (xxxi) performance against environmental targets, (xxxii) safety performance and/or incident rate, (xxxiii) coal pricing targets, (xxxiv) coal sales targets, (xxxv) human resources management targets, including medical cost reductions and time to hire, (xxxvi) achievement of warehouse and purchasing performance measurements, (xxxvii) leverage ratios including debt to equity and debt to total capital; (xxxviii) debt reduction; (xxxix) new or expanded market penetration; (xl) satisfactory internal or external audits; (xli) inventory or reserves growth; (xlii) revenues; and (xliii) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Plan Administrator including, but not limited to, the Russell 2000 Index or a group of comparable companies.

SECTION 6.4    Individual Performance Criteria.    Payment of Awards subject to this Section 6 may also be contingent upon individual performance goals established by the Plan Administrator, including individual business objectives and criteria specific to an individual’s position and responsibility with the Company or its subsidiaries. If required for compliance with section 162(m) of the Code, such criteria shall be approved by the stockholders of the Company.

SECTION 6.5    Time for Establishing Performance Goals.    Performance goals applicable to Awards subject to this Section 6 shall be established not later than 90 days after the beginning of the calendar year applicable to such Awards, or at such other date as may be required or permitted for “performance-based compensation” under section 162(m) of the Code.

SECTION 6.6    Payout of Awards.    After the end of each applicable calendar year, the Plan Administrator shall determine the amount of any Award that is subject to this Section 6 payable to each Participant. The Committee may, in its discretion, reduce the amount of a payment otherwise to be made in connection with an Award that subject to this Section 6, and/or adjust the amount of a payment otherwise to be made in connection therewith to reflect the events or occurrences set forth in Section 6.2, but may not exercise discretion to increase any such amount in the case of an Award intended to qualify as “performance-based compensation” under section 162(m) of the Code. For purposes of clarity, in the event that an adjustment made solely pursuant to Section 6.2 above results in the increase of a payment under an Award that is intended to qualify as “performance-based compensation” under section 162(m) of the Code, the Committee will not be deemed to have made an impermissible increase to the amount payable pursuant to that Award. The Committee shall specify the circumstances in which such an Award shall be paid or forfeited in the event of termination of employment by an Employee prior to the end of the applicable calendar year or payment of such Award; provided, that, with respect to Awards intended to constitute “performance-based compensation” within the meaning of section 162(m) of the Code, the Plan Administrator shall not take any action in this regard that would cause any such Award to fail to so qualify.

SECTION 6.7    Written Determinations.    All determinations by the Plan Administrator as to the establishment of performance goals, the amount of any Award, and the achievement of performance goals relating to and final payment of Awards under this Section 6 shall be made in writing in the case of any Award intended to qualify as “performance-based compensation” under section 162(m) of the Code. The Plan Administrator may not delegate any responsibility relating to such Awards.

SECTION 6.8    Status of Awards under Section 162(m) of the Code.    It is the intent of the Company that Awards under this Section 6 granted to Employees who are designated by the Plan Administrator as likely to be Covered Employees within the meaning of section 162(m) of the Code and the regulations thereunder (including Treasury Regulation §1.162-27 and successor regulations thereto) shall, if so designated by the Plan Administrator, constitute “performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder. Accordingly, the terms of this Section 6, including the definitions of Covered Employee and other terms used herein, shall be interpreted in a manner consistent with section 162(m) of the Code and regulations thereunder. The foregoing notwithstanding, because the Plan Administrator cannot determine with certainty whether a given Employee will be a Covered Employee with respect to a calendar year that has not yet been completed, the term “Covered Employee” as used herein shall mean only an Employee designated by the Plan Administrator, at the time of grant of an Award, who is likely to be a Covered Employee with respect to that calendar year. If any provision of this Plan as in effect on the date of adoption of any agreements relating to Awards that are designated as intended to comply with section 162(m) of the Code does not comply or is inconsistent with the requirements of section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

SECTION 7

PAYMENT OF AWARD

Each Participant shall be paid his or her Award, to the extent earned (as determined by the Plan Administrator in its sole discretion), for the respective calendar year in the form of a cash payment as soon as reasonably practicable following the date on which the amount payable under the Award is determined by the Plan Administrator, but in no event will any such payment be made later than March 15th of the calendar year following the calendar year to which such Award relates.

SECTION 8

GENERAL

SECTION 8.1    Amendment or Termination of Plan.    The Board or Committee may at any time suspend or terminate the Plan, in whole or in part, or revise or amend it in any respect whatsoever. Nothing herein shall restrict the Plan Administrator’s ability to exercise its discretionary authority pursuant to Section 3 hereof, which discretion may be exercised without amendment to the Plan. However, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights to receive any benefits accrued hereunder prior to the effective date of such amendment, suspension or termination. Nothing herein shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

SECTION 8.2    Incapacity of Participant.    If the Plan Administrator finds that any Participant to whom a payment is payable under the Plan is unable to care for his or her affairs because of illness or accident or is under a legal disability, any payment due (unless a prior claim shall have been made by a duly appointed legal representative) at the discretion of the Plan Administrator, may be paid to the spouse, child, parent, brother or sister of such Participant or to any person whom the Plan Administrator has determined has incurred expense for such Participant. Any such payment shall be a complete discharge of the obligations of the Company under the provisions of the Plan.

SECTION 8.3    No Right to Continued Employment.    Nothing contained in the Plan shall confer upon any Employee any right to continued employment with the Company nor interfere in any way with the right of the Company to terminate the employment of such Employee at any time or to increase or decrease the compensation of the Employee.

SECTION 8.4    No Right to an Award.    Nothing contained in the Plan shall be deemed to give any Employee or any other individual any right to be selected as a Participant or to be granted an Award.

SECTION 8.5    Nonassignment.    The right of a Participant to the payment of any amounts under the Plan may not be assigned, transferred, pledged or encumbered in any manner nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

SECTION 8.6    Withholding Taxes.    Appropriate taxes shall be withheld from all payments made to Participants pursuant to this Plan.

SECTION 8.7    Unfunded Obligations.    The amounts to be paid to Participants pursuant to this Plan are unfunded obligations of the Company. The Company is not required to segregate any monies from its general funds, to create any trusts, or to make any special deposits with respect to this obligation.

SECTION 8.8    Applicable Law.    Except to the extent superseded by applicable federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 8.9    Clawback.    This Plan is subject to any written clawback policies the Company, with the approval of the Board of Directors of Cloud Peak Energy Inc., may adopt. These clawback policies may subject the Participant’s rights and benefits under this Plan to reduction, cancellation, forfeiture or recoupment if certain specified events and wrongful conduct occur, including, but not limited to, an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events and wrongful conduct specified in any such clawback policies adopted by the Company, with the approval of the Board of Directors of Cloud Peak Energy Inc., to conform to the Dodd-Frank Act and resulting rules issued by the Securities and Exchange Commission and that the Company determines should apply to this Agreement.

Appendix A

“Change in Control” means the occurrence of any of the following:

(i)                                     An acquisition (other than directly from the Company) of any common stock, par value $0.01 per share, of the Company (“Common Stock”) or other voting securities of the Company by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (a) the then outstanding Common Stock or (b) the combined voting power of the Company’s then outstanding voting securities entitled to vote for the election of directors (the “Voting Securities”); provided, however, that, in determining whether a Change in Control has occurred, Common Stock or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (a) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or Cloud Peak Energy Resources LLC or (B) any Related Entity (as hereinafter defined) of the Company or Cloud Peak Energy Resources LLC, (b) the Company or any of its Related Entities or (c) any Person in connection with a Non-Control Transaction. A “Related Entity” of any Person or corporation shall mean any other corporation or other Person, a majority of the voting power, voting equity securities or equity interests of which is owned, directly or indirectly, by such Person or corporation;

(ii)                                  The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board or, following a Merger (as defined below), the board of directors of (i) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (ii) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii)                               The consummation of:

(a)   A merger, consolidation or reorganization with or into the Company, or a direct or indirect subsidiary of the Company, or any other similar transaction in which securities of the Company are issued (a “Merger”), unless the Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger if:

(A)  the stockholders of the Company immediately before such Merger own, directly or indirectly, including through one or more subsidiaries or entities, immediately following the Merger at least fifty percent (50%) of the outstanding common stock and the combined voting power of the outstanding voting securities of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(B)  the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(C)  no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Related Entity of the Company, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company, Cloud Peak Energy Resources LLC or any of their respective Related Entities or (4) any Person who, immediately prior to the Merger, had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Common Stock or Voting Securities, has Beneficial Ownership, directly or indirectly, of thirty percent (30%) or more of the outstanding common stock or the combined voting power of the outstanding voting securities of (x) the Surviving Corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by a Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(b)   A complete liquidation or dissolution of the Company; or

(c)   The sale or other disposition of all or substantially all of the assets of the Company to any Person (unless such sale or disposition is (A) to a Related Entity of the Company, (B) to any subsidiary of the Company or (C) under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Stock or Voting Securities as a result of the acquisition of Common Stock or Voting Securities by the Company which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Common Stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Common Stock or Voting Securities thereby increasing the percentage of the then outstanding Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur unless the Subject Person is a Related Entity of the Company.